EXHIBIT NO. 99.4(n)

                        SUB-INVESTMENT ADVISORY AGREEMENT

         SUB-INVESTMENT ADVISORY AGREEMENT, dated this 29th day of December, 2000, by and between MASSACHUSETTS FINANCIAL SERVICES COMPANY ("MFS") a Delaware corporation, and SUN CAPITAL ADVISERS, INC. ("Sun Capital"), a Delaware corporation.

         WHEREAS, MFS and Sun Capital are investment advisers registered under the Investments Advisers Act of 1940;

         WHEREAS, MFS is the investment adviser to the MFS Institutional Real Estate Investment Fund (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, MFS desires to retain Sun Capital to provide sub-investment advisory services to the Fund, in accordance with the terms and conditions hereinafter set forth, and Sun Capital is willing to accept such retention in accordance with such terms and conditions;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, and other good and valuable consideration the receipt and adequacy of which is hereby acknowledged by both parties, the parties covenant and agree as follows:

         ARTICLE 1. APPOINTMENT OF SUN CAPITAL; INVESTMENT GUIDELINES. Pursuant to valid and proper authority and in accordance with applicable law, MFS hereby appoints Sun Capital to have full discretion and authority to manage, invest and reinvest the assets of the Fund. Sun Capital hereby accepts this appointment and agrees to provide such sub-investment advice in accordance with and subject to:
(i) the investment objectives, policies, guidelines and restrictions (collectively, the "Investment Guidelines") set forth in the Fund's then-current prospectus and Statement of Additional Information; (ii) such revised investment guidelines as may from time to time be furnished in writing to Sun Capital by MFS; (iii) any applicable procedures, policies and guidelines adopted by the Fund's Board of Trustees and furnished to Sun Capital in writing and (iv) applicable provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and the rules and regulations and any orders thereunder.

         ARTICLE 2. DUTIES OF SUN CAPITAL; AUTHORIZATION TO TAKE ACTIONS; SELECTION OF BROKERS. Sun Capital shall provide the Fund with such sub-investment advice and supervision as may from time to time be necessary for the proper investment of the Fund, subject to the provisions of Article 1 hereof. Sun Capital shall have full investment discretion to determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held uninvested, subject to the provisions of
Article 1 hereof. Without limiting the generality of the foregoing, MFS warrants that it has full authority to authorize Sun Capital, and that MFS hereby authorizes Sun Capital, to enter into, on behalf of the Fund, futures contracts, forward foreign currency exchange contracts, options on securities, options on indices, options on foreign currency and other foreign currency transactions, swaps, options on swaps, forward rate agreements and other similar types of investment instruments, and MFS hereby warrants that transactions in such investment vehicles constitute part of the normal course of investing the assets held in the Fund. Sun Capital may invest all or any portion of the assets of the Fund in any common, collective, commingled or group trust fund ("collective trust"), including without limitation the use of money market or other short-term investment funds, and may maintain any cash or cash balances in such collective trust; provided that the use of such investment technique shall be permissible only if the securities held within such collective trusts are consistent with the Investment Guidelines. To the extent that all or any portion of the assets of the Fund are invested in one or more open-end investment companies for which Sun Capital or its affiliate acts as investment adviser and for which certain affiliates of Sun Capital act as shareholder servicing agent and as distributor, the investment advisory fee set forth in Appendix A hereto shall be waived in its entirety or prorated.

         Sun Capital shall maintain all books and records required by Rule 31a-1 under the 1940 Act relating to its responsibilities provided hereunder with respect to the Fund, and shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act. Sun Capital shall permit MFS, the Fund's officers and its independent public accountants to inspect and audit such records at reasonable times during normal business hours upon due notice. Sun Capital shall perform such compliance testing as it deems reasonable based upon its books and records and shall certify compliance to MFS accordingly.

         A. PROXY VOTING Sun Capital shall: (i) determine the manner in which any voting rights, rights to consent to corporate actions, conversion rights, subscription rights, tender rights, appraisal rights and any other rights pertaining to any portfolio securities held in the Fund shall be exercised, and/or (ii) execute all such certificates, proxies, consents and other documents necessary or appropriate.

         B. PORTFOLIO SECURITY BANKRUPTCY Sun Capital shall have the authority to file proofs of claim, ballots and other related documents on behalf of the Fund in all bankruptcy and other litigation matters when and if Sun Capital deems the filing thereof to be necessary or appropriate in carrying out its duties hereunder. Sun Capital shall cause any and all distributions therefrom received by Sun Capital to be promptly forwarded to the Custodian.

         C. BROKERAGE TRANSACTIONS Sun Capital shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Fund with brokers or dealers selected by it, and to that end, Sun Capital is authorized to give instructions to the Custodian as to the delivery of securities and payments of cash with respect to securities transactions for the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, Sun Capital is directed to seek for the Fund execution at the most reasonable price by responsible brokerage firms at reasonably competitive commission rates. In fulfilling this requirement, Sun Capital shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused the Fund to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if Sun Capital determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or Sun Capital's overall responsibilities with respect to the Fund and to other clients of Sun Capital as to which Sun Capital exercises investment discretion. Sun Capital shall not be responsible for any acts or omissions by any such broker or dealer, provided that Sun Capital is not negligent in the selection of such broker or dealer. Subject to the foregoing provisions of this paragraph, MFS reserves the right to suggest that all or any part of the securities transactions for the Fund be directed by Sun Capital to specific securities brokerage firms.

         On occasions when Sun Capital deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of Sun Capital, Sun Capital, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by Sun Capital in the manner Sun Capital considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients. Sun Capital will report on such allocations at the request of MFS, the Fund or the Trust's Board of Trustees, providing such information as the number of aggregated trades to which the Fund was a party, the broker(s) to whom such trades were directed and the basis of the allocation for the aggregated trades. Subject to the foregoing provisions of this Article 3 and at the direction of MFS or the Trust, Sun Capital may also consider sales of Fund shares as a factor in the selection of brokers or dealers for the Fund's portfolio transactions.

         In connection with purchases or sales of portfolio securities for the account of the Fund, neither Sun Capital nor any of its affiliated persons, will act as a principal or agent or receive directly or indirectly any compensation in connection with the purchase or sale of investment securities by the Fund, except as permitted by applicable law and with the express written consent of the Fund and MFS.

         Sun Capital will advise the Fund's custodian and MFS on a prompt basis of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased or sold, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer, and such other information as may be reasonably required.

         ARTICLE 3. ALLOCATION OF CHARGES AND EXPENSES. Sun Capital shall furnish at its own expense sub-investment advisory and administrative services, office space, equipment and clerical personnel necessary for serving as sub-investment adviser to the Fund, and investment advisory facilities and executive and supervisory personnel for managing the investments and effecting the portfolio transactions. Sun Capital will not be responsible for expenses of MFS or the Fund, including, but not limited to, the following: the Fund's legal, auditing and accounting expenses; expenses of maintenance of the Fund's books and records other than those required to be maintained by Sun Capital, including computation of the Fund's daily net asset value per share and dividends; interest, taxes, governmental fees and membership dues incurred by the Fund; fees of the Fund's custodians, transfer agents, registrars or other agents; expenses of preparing the Fund's share certificates; expenses relating to the redemption or repurchase of the Fund's shares; expenses of registering and qualifying Fund shares for sale under applicable federal and state laws; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Fund investors; cost of Fund stationery; costs of Trustee, shareholder and other meetings of the MFS Institutional Trust (the "Trust") or the Fund; traveling expenses of officers, trustees and employees of the Trust or Fund; fees of the Trust's trustees and salaries of any officers or employees of the Trust or Fund; and the Fund's pro rata portion of premiums on any fidelity bond and other insurance covering the Trust or the Fund and their officers and trustees.

         ARTICLE 4. COMPENSATION OF SUN CAPITAL. For the services to be rendered and the facilities provided, MFS shall pay to Sun Capital an investment advisory fee, computed daily and paid monthly in arrears, at the annual rate set forth on Appendix A hereto. If Sun Capital shall serve for less than the whole of any quarterly period, the compensation to Sun Capital will be prorated. For all purposes of this Agreement, including without limitation the computation of Sun Capital's compensation hereunder, the assets of the Fund shall be valued in accordance with valuation policies and procedures adopted by the Fund's Board of Trustees.

         ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF SUN CAPITAL. Sun Capital represents and warrants that it is an investment adviser registered as such under the Advisers Act.

         ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF MFS. MFS represents and warrants that it is an investment adviser registered as such under the Advisers Act, that it is duly authorized to appoint Sun Capital as sub-investment adviser to manage (including without limitation the power to acquire and dispose of) assets of the Fund, and that notice of such appointment has been given (or concurrently herewith is being given) to the Custodian.

         ARTICLE 7. LIMITATION OF LIABILITY OF SUN CAPITAL. Sun Capital shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties and obligations hereunder. No provision contained in this Article 7 is intended to detract from any right that MFS may have under applicable federal securities laws.

         ARTICLE 8. ACTIVITIES OF SUN CAPITAL. The services of Sun Capital to the Fund are not deemed to be exclusive, Sun Capital being free to render investment advisory and/or other services to others. Directors, officers and employees of Sun Capital, and Sun Capital and its clients, are or may become interested in MFS as a shareholder or otherwise.

         ARTICLE 9. CONFIDENTIAL RELATIONSHIP. The terms and conditions of this Agreement, and all information and recommendations furnished by Sun Capital to MFS or the Fund, shall be treated as confidential by the parties, and shall not be disclosed to third parties except as required by applicable law, rule or regulation, in response to appropriate requests of regulatory authorities, or as otherwise expressly agreed to in writing by the parties.

         ARTICLE 10. DURATION AND TERMINATION; AMENDMENT. This Agreement shall become effective on the date first above written and shall remain in force and effect for an initial period of two years, and from year to year thereafter, but only so long as such continuance, and the continuance of MFS as investment adviser of the Fund, is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of Sun Capital or MFS, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, upon 60 days' written notice to Sun Capital, be terminated at any time without the payment of any penalty, (a) by the Fund, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, or (b) by MFS. This Agreement may, upon not more than 60 days' written notice to the Fund and MFS, be terminated at any time, without payment of any penalty, by Sun Capital. This Agreement shall automatically terminate in the event of its assignment. This Agreement may be modified or amended only by the mutual written agreement of MFS and Sun Capital. Any termination of this Agreement shall not, in any case, affect or preclude the consummation of any transaction initiated by Sun Capital prior to its receipt or transmission of the notice of termination (or, if Sun Capital continues to act until the selection of a successor by MFS, any transaction initiated during the period during which Sun Capital so continues to act), in which case all of the terms and conditions of this Agreement shall apply to such transaction.

         ARTICLE 11. NOTICES. All notices, instructions and other communications pursuant to this Agreement shall be deemed duly given to or received by the appropriate party as of the date on which it is delivered in writing (or, if mailed, on the third business day after the date on which it is deposited in the United States mail, first-class postage prepaid) to the attention of the person or persons at the address set forth below:

         (a) to MFS:

                500 Boylston Street
                Boston, Massachusetts  02116


                Attn.:  Robert T. Burns

         (b) to Sun Capital:

                One Sun Life Executive Park
                Wellesley Hills, Massachusetts 02481

                Attn.:  James M.A. Anderson, President

or to such other address or addresses as either of the parties shall subsequently furnish to the other party in writing.

         ARTICLE 12. INDEPENDENT CONTRACTOR. In the performance of Sun Capital's duties hereunder, Sun Capital is and shall be an independent contractor and except as otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Fund or MFS in any way or otherwise be deemed to be an agent of the Fund or MFS.

         ARTICLE 13. GOVERNING LAW; JURISDICTION. Except to the extent otherwise provided in the 1940 Act or the Advisers Act, the Agreement shall be governed by, construed and enforced in accordance with the internal laws of The Commonwealth of Massachusetts. The parties agree that any action or suit involving this Agreement or the performance by either party of its obligations hereunder will be conducted exclusively in courts located within The Commonwealth of Massachusetts.

         ARTICLE 14. GENERAL PROVISIONS. This Agreement (including without limitation the Appendices hereto) sets forth the entire and exclusive understanding of the parties and supersedes and cancels any and all prior agreements between the parties, whether written or oral, relating to the investment management of the Fund. If at any time any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be deemed to be deleted from this Agreement and shall be of no further force or effect. No provision of this Agreement shall be construed so as to violate, or so as to cause either party to violate, applicable provisions of the 1940 Act or the Advisers Act or any other federal or state securities or other law, rule, regulation or order.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, and under their respective seals, all as of the day and year first written above.


                                    SUN CAPITAL ADVISERS, INC.


                                    By: JAMES M.A. ANDERSON
                                        -------------------------------
                                        Name:    James M.A. Anderson
                                        Title:   President



                                    By: JAMES F. ALBAN
                                        -------------------------------
                                        Name:    James F. Alban
                                        Title:   Senior Vice President


                                    MASSACHUSETTS FINANCIAL SERVICES COMPANY



                                    By: ARNOLD D. SCOTT
                                        -------------------------------
                                        Name:    Arnold D. Scott
                                        Title:   Senior Executive Vice President

                                                                      APPENDIX A

                                  FEE SCHEDULE

MFS shall pay Sun Capital a sub-advisory fee computed daily and paid monthly in arrears at the annual rate of 0.35%.